Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of the 9th day of January 2006, by and among HRH Consulting LLC (“Consultant”), Harold R. Herbst (“Herbst”) and InfoNow Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Herbst has served as the Company’s Interim Chief Executive Officer pursuant to the terms of an Employment Agreement, dated September 27, 2005 and effective September 1, 2005, between the Company and Herbst (the “Employment Agreement”);

WHEREAS, the Company has elected to terminate the Employment Agreement pursuant to Section 5(d) of the Employment Agreement; and

WHEREAS, the Company now desires to engage the services of Consultant, and Consultant is willing to render services to the Company, each upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment Agreement.  Herbst acknowledges that the Employment Agreement has been terminated by the Company pursuant to Section 5(d) of the Employment Agreement and Herbst is no longer employed as the Company’s Interim Chief Executive Officer.  Notwithstanding the termination of the Employment Agreement, Herbst acknowledges that he continues to be bound by his obligations under Sections 6 and 7 of the Employment Agreement.

2.             Title and Services.  During the term of this Agreement, as set forth in Section 5, Consultant shall serve as the Company’s “Consultant to the Board of Directors and Merger Executive” and shall be available to perform and shall provide the Company with services to facilitate the consummation of the merger of the Company with WTH Merger Sub, Inc., a wholly-owned subsidiary of Warp Technology Holdings, operating under the name, Halo Technology Holdings, pursuant to that certain Agreement and Plan of Merger, dated as of December 23, 2005.  Herbst shall personally provide all of the services provided by Consultant under this Agreement.

3.             Payment and Severance.

(a)           Payment.               In consideration of Consultant’s performance of the consulting services described in Section 2, the Company shall pay Consultant on the first (1st) and fifteenth (15th) day of each month at the rate of Herbst’s previous annual base salary received in connection with Consultant’s previous position with the Company until such time as this Agreement is terminated pursuant to Section 6.  For illustrative purposes, if this Agreement is terminated on the fourteenth (14th) day of the month, Consultant’s last payment pursuant to this Section 3(a) shall be on the fifteenth (15th) day of the month, and if this Agreement is terminated on the sixteenth (16th) day of the month, Consultant’s last payment pursuant to this Section 3(a) shall be on the first (1st) day of the following month.  All compensation paid under this Section 3(a) shall be a gross amount without any deductions or withholdings by the Company.  The Company shall pay Herbst’s cellular telephone service, Internet service and fees for parking in the garage located at the Company’s offices until the termination of this Agreement.

(b)           Severance.            The Company acknowledges that it shall, in addition to the payment described in Section 3(a) above, pay Herbst severance in accordance with Section 4(b) of the Employment Agreement.

4.             Expenses.   Consultant shall be reimbursed for Consultant’s expenses in accordance with the Company’s policies that were previously applicable to Consultant in his previous position as the Company’s Interim Chief Executive Officer. Consultant shall keep adequate records of such expenses that shall be available to the Company upon request.

5.             Term and Termination.

(a)           Term. Subject to the early termination provisions set forth in this Section 6, this Agreement shall terminate upon consummation of the merger of the Company with WTH Merger Sub, Inc., a wholly-owned subsidiary of Warp Technology Holdings, operating under the name, Halo Technology Holdings, pursuant to the Agreement and Plan of Merger, dated as of December 23, 2005.  Notwithstanding the termination of this Agreement, the Company shall continue to pay Consultant severance in accordance with Section 3(b) of the Employment Agreement.

(b)           Early Termination.

(i)            This Agreement may be terminated for any reason by the Company upon thirty (30) days prior written notice to Consultant.

(ii)           This Agreement may be terminated by Consultant by written notice to the Company at any time upon a breach by the Company of any of the provisions of this Agreement.

6.             Relationship of the Parties.

(a)           Independent Status.  The relationship of Consultant to the Company hereunder shall be that of an independent contractor.  Nothing in this Agreement is intended or shall be construed to constitute Consultant an employee, agent or partner of the Company nor shall Consultant have authority to bind the Company in any respect.  The Company hereby acknowledges that Consultant shall rely upon the accuracy of all information provided by the Company and that Consultant is not responsible to independently verify that any of such information is accurate.  The Company assumes complete responsibility and liability for financial and other information furnished for its use on the Company’s behalf and for all written material developed for Company’s use.  The Company shall indemnify and hold harmless Consultant from and against any demands, claims or liabilities relating to the form or content of any information released by the Company, approved by company or used on the Company’s behalf including all attorney’s fees that Consultant may incur, in accordance with the Company’s indemnity policies for corporate officers under its certificate of incorporation and bylaws.

(b)           Tax and Benefit Matters.  Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees.

7.             Representations and Warranties by Consultant. Consultant represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Consultant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound, (ii) Consultant is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement, this Agreement shall be valid and binding obligations of Consultant.

8.             Miscellaneous.

(a)           Governing Law.  This Agreement, and all other disputes or issues arising from or relating in any way to Company’s relationship with Consultant, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(b)           Withholdings.  All payments made or payable under this Agreement shall be subject to customary or legally required withholdings.

(c)           Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

(d)           Integration.  This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements, and except as provided in

Section 11(d) above, this Agreement shall not be modified by word or deed, except in a writing signed by Consultant and Company’s President.

(e)           Waiver.  No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

(f)            Construction.  Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

(g)           Assignment.  Consultant shall not assign this agreement, in whole or in part, whether by operation of law or otherwise, to any party without the prior written consent of the Company, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.  Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, without Consultant’s consent.  This Agreement thereafter shall bind, and inure to the benefit of, Company’s successor or assign.

(h)           Execution in Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

(i)            Notices.  All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

If to the Company:

InfoNow Corporation

1875 Lawrence Street, Suite 1100

Denver, CO  80202

Telephone: (303) 292-0212

Facsimile: (303) 293-0213

Attention: Corporate Secretary

If to Consultant or Herbst:

HRH Consulting LLC

4450 E. Prentice Place

Greenwood Village, CO 80121

Telephone: (303) 796-0187

Facsimile: (303) 796-0819

Attention: Harold R. Herbst

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or that shall be delivered to a telegraph Company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Consultant has hereunto set his hand as of the date first above written.

INFONOW CORPORATION

By:	/s/ Jeffrey D. Peotter
Name: Jeffrey D. Peotter
Title: Chairman of the Board of Directors

HRH CONSULTING LLC

By:	/s/ Harold R. Herbst
Name: Harold R. Herbst
Title: Managing Member

With respect to Sections 1 and 2 of this Agreement only:

By:	/s/ Harold R. Herbst
Harold R. Herbst